Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 19, 2004 (December 1, 2004 as to earnings per share information and the effect of the reverse stock split described in Note 1), related to the consolidated financial statements of Herbalife International, Inc., the predecessor, for the seven-month period ended July 31, 2002, and Herbalife Ltd. (formerly WH Holdings (Cayman Islands) Ltd.), the successor, for the five-month period ended December 31, 2002, appearing in and incorporated by reference in Herbalife Ltd.’s Registration Statement No. 333-129683 on Form S-3.
/s/ Deloitte & Touche LLP
Los Angeles, California
December 13, 2005